EXHIBIT 5.1
April 19, 2006
XATA Corporation
151 E. Cliff Road, Suite 10
Burnsville, MN 55337
     Re: Form S-3 Registration Statement
Ladies and Gentlemen:
     We have acted as counsel for XATA Corporation, a Minnesota corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Registration Statement relates to the re-sale of up to 1,644,036 shares (the “Shares”) of common stock, par value $.01 per share, of the Company issuable upon the conversion of Series C Preferred Stock (the “Preferred Stock”) and exercise of warrants (the “Warrants”).
     As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all certified, conformed, or photographic copies submitted to us, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.
     For purposes of this opinion, we have assumed the following: (i) the Shares that may be issued upon the conversion of Preferred Stock and exercise of Warrants will continue to be duly authorized on the dates of such issuance and (ii) each share of Preferred Stock and each Warrant has been duly executed and delivered by the Company, and is validly issued, fully paid and non-assessable, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
     The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the Minnesota Business Corporation Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

     (a) The Shares are duly authorized; and
     (b) When the Shares are issued upon conversion of the Preferred Stock and exercise of the Warrants, such Shares will be validly issued, fully paid and non-assessable.
     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in laws that occur which could affect the opinions contained herein. This letter is being rendered for the benefit of XATA Corporation in connection with the matters addressed herein.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our name under the caption “Legal Matters” in the prospectus contained in the Registration Statement.
Very truly yours,
MESSERLI & KRAMER
/s/ Janna R. Severance

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